Exhibit 5.1

Law Offices

Morse & Morse, PLLC

Attorneys at Law

1400 Old Country Road, Suite 302

Westbury, New York 11590

Tel: (516) 487-1446

Fax: (516) 487-1452

Email: morgold@aol.com

April 14, 2014

Mobiquity Technologies, Inc.

600 Old Country Road, Suite 541

Garden City, NY 11530

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Mobiquity Technologies, Inc., a New York corporation (the “Company”), in connection with the preparation and filing by the Company of a registration statement on Form S-1 (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of 15,000,000 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”) that are issuable pursuant to the terms and conditions of that certain common stock purchase agreement between Aspire Capital Fund, LLC and the Company entered into on March 31, 2014 (the “Agreement”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined and relied upon the originals or copies of such documents, corporate records, and other instruments as we have deemed necessary or appropriate for the purpose of this opinion, including, without limitation, the following: (a) the articles of incorporation of the Company; (b) the bylaws of the Company; (c) the Agreement; and (d) the Registration Statement, including all exhibits thereto.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents, and the accuracy and completeness of the corporate records made available to us by the Company. As to any facts material to the opinions expressed below, with your permission we have relied solely upon, without independent verification or investigation of the accuracy or completeness thereof, any certificates and oral or written statements and other information of or from public officials, officers or other representatives of the Company and others.

Based upon the foregoing, and in reliance thereon, we are of the opinion that the Shares have been duly authorized, and when sold pursuant to the terms described in the Registration Statement, will be legally issued, fully paid and non-assessable.

The opinion expressed herein is limited to the laws of the State of New York, all applicable provisions of the statutory provisions, and reported judicial decisions interpreting those laws. This opinion is limited to the laws in effect as of the date the Registration Statement is declared effective by the Commission and is provided exclusively in connection with the public offering contemplated by the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference of this firm under the caption “Legal Matters” in the prospectus which is made part of the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

MORSE & MORSE, PLLC

/s/ Morse & Morse, PLLC